RCI Announces Closing on the Acquisition of Five Adult Nightclubs in Texas
HOUSTON, March 16, 2023— RCI Hospitality Holdings, Inc. (Nasdaq: RICK) announced closing on the acquisition of two Baby Dolls and three Chicas Locas adult nightclubs and their associated real estate in the Dallas-Fort Worth and Houston markets.
The company previously announced signing definitive agreements in December for the $66.5 million acquisition, RCI’s second largest since its founding and one of the largest in the history of the adult nightclub industry.
Payment consisted of $25.0 million in cash of which $10.0 million is being financed through an unsecured bank line of credit; 10-year, 7% seller financing notes totaling $25.5 million; and 200,000 restricted shares of common stock of RCI valued at $16.0 million, subject to a lock-up, leak out agreement.
Eric Langan, President and CEO of RCI Hospitality Holdings, Inc., said, “We’re excited about this acquisition. The clubs are expected to contribute approximately $11 million in adjusted EBITDA in year one. When we complete our expansion/renovation plans, we anticipate they will generate $14-16 million in annual adjusted EBITDA.”
Ed Anakar, President of RCI Management Services, Inc., said, “We are also excited about the new team members who are joining the RCI family. They are some of the best in the industry and important to our plans for growth.”
About RCI Hospitality Holdings, Inc. (Nasdaq: RICK) (Twitter: @RCIHHinc)
With more than 60 locations, RCI Hospitality Holdings, Inc., through its subsidiaries, is the country’s leading company in adult nightclubs and sports bars/restaurants. See all our brands at www.rcihospitality.com.
Forward-Looking Statements
This press release may contain forward-looking statements that involve a number of risks and uncertainties that could cause the company's actual results to differ materially from those indicated, including, but not limited to, the risks and uncertainties associated with (i) operating and managing an adult entertainment or restaurant business, (ii) the business climates in cities where it operates, (iii) the success or lack thereof in launching and building the company's businesses, (iv) cyber security, (v) conditions relevant to real estate transactions, (vi) the impact of the COVID-19 pandemic, and (vii) numerous other factors such as laws governing the operation of adult entertainment or restaurant businesses, competition and dependence on key personnel. For more detailed discussion of such factors and certain risks and uncertainties, see RCI's annual report on Form 10-K for the year ended September 30, 2022, as well as its other filings with the U.S. Securities and Exchange Commission. The company has no obligation to update or revise the forward-looking statements to reflect the occurrence of future events or circumstances.
Media & Investor Contacts
Gary Fishman and Steven Anreder at 212-532-3232 or gary.fishman@anreder.com and steven.anreder@anreder.com